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EXHIBIT 23.2

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Board of Directors
Trestle Holdings, Inc. and Subsidiaries

        We hereby consent to the inclusion in the foregoing Registration Statement on Form SB-2 of our report dated November 14, 2003, relating to the financial statements of Trestle Corporation as of May 20, 2003, March 31, 2003 and March 31, 2002 and for the period from April 1, 2003 through May 20, 2003, for the year ended March 31, 2003 and for the period from October 1, 2001 (inception) through March 31, 2002, appearing in the Prospectus, which is part of this Registration Statement.

                      WEINBERG & COMPANY, P.A.
                      Certified Public Accountants

Boca Raton, Florida
May 21, 2004

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CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS